UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  May 31, 2006

DIGITAL GENERATION SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-27644

DE	94-3140772
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

750 West John Carpenter Freeway, Suite 700, Irving, TX 75039

(Address of Principal Executive Offices, Including Zip Code)

972.581.2000

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01 Entry into a Material Definitive Agreement.

Merger with FastChannel Network, Inc.:

On December 15, 2005, Digital Generation Systems, Inc. (“DG Systems”) and privately-held FastChannel Network, Inc. (“FastChannel”) entered into a definitive agreement to merge in a tax-free, stock-for-stock transaction. On May 31, 2006, the merger was consummated, pursuant to which FastChannel became a wholly owned subsidiary of DG Systems. As consideration for the transaction, DG Systems issued to holders of FastChannel common and preferred stock approximately 5.2 million shares of DG Systems common stock (giving effect to the 1-for-10 share reverse stock split that was effective as of May 30, 2006). Additionally, DG Systems refinanced approximately $4.2 million of FastChannel debt pursuant to the Amended and Restated Credit Agreement described below.

A press release announcing the foregoing transaction was released on May 31, 2006 and is Exhibit 99.1 to this filing.

Amendment to Credit Agreement:

On May 31, 2006, DG Systems entered into an Amended and Restated Credit Agreement with Wachovia Bank, N.A. The facility, as amended, provides for maximum indebtedness of $35,000,000. Borrowings under the facility will continue to bear interest at various rates, over the applicable base rate or over LIBOR. The facility, as amended, is not subject to any borrowing base, contains customary debt to EBITDA leverage tests and minimum EBITDA tests, provides for customary events of default, is guaranteed by all of DG Systems’ subsidiaries, including FastChannel, and is secured by substantially all of the assets of DG Systems and its subsidiaries, including FastChannel, but other than the stock and assets of its subsidiary that owns the assets acquired from Media DVX.

Item 5.02  Departure of Directors of Principal  Officers; Election of Directors; Appointment of Principal Officers.

In connection with the consummation of the merger described under Item 1.01, the persons who are to serve as directors of DG Systems following the merger are required to consist of the persons nominated by DG Systems and FastChannel. In connection with such nomination procedure, Cappy R. McGarr resigned from the DG Systems Board, effective as of the consummation of the merger. Mr. McGarr served on the audit committee of the DG Systems Board.

Effective with the consummation of the merger, the following persons were elected as directors of DG Systems:

Lisa C. Gallagher, joins the DG Systems Board after having served first as a director, and most recently as Chairman of the Board of Directors, of FastChannel. Ms. Gallagher serves as the Senior Vice President and Chief Operating Officer of Hawtan Leathers, a privately held manufacturer of specialty leathers for the garment industry. She previously spent over 20 years as both a commercial as well as investment banker specializing in media transactions. She started her investment banking career in the early 1980s at the Bank of Boston, where she was a Vice President of the bank and later Managing Director of the Internet/Media Convergence Group of Robertson Stephens, a leading high technology investment banking firm, upon the Bank of Boston’s acquisition of Robertson Stephens. After leaving Robertson Stephens in 2001, she worked for a small investment banking boutique, before joining Hawtan Leathers in 2003. Ms. Gallagher holds a B.A. from Mount Holyoke College and an M.B.A. from the Simmons Graduate School of Management in Boston.

William Donner, joins the DG Systems Board after having served as a director of FastChannel. Mr. Donner served as CEO of MedCommons, a personal health record storage and transport company. In the early 1980s, Mr. Donner built and ran Precision Business Systems, a Wall Street based systems integrator. Precision Business Systems was sold to Bank of America in 1988 and subsequently, a division was sold to Reuters, PLC, where Mr. Donner ran the Reuters Dealing 2001 and 2002 Trading Services. In 1994, Mr. Donner

was named Chief Architect of Reuters where he ran the central research group. Mr. Donner joined the Greenhouse Group, Reuters’ corporate venture capital arm, in 1996. In 1999, Mr. Donner joined Fenway Partners, a private equity fund, where he led the technology investment group. Mr. Donner holds a B.S.E.E. from Massachusetts Institute of Technology.

ITEM 9.01. Financial Statements and Exhibits.

d)                                                             Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release dated May 31, 2006

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Digital Generation Systems, Inc.

Date: June 1, 2006	By:	/s/ Omar A. Choucair
Omar A. Choucair
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated May 31, 2006